Exhibit 99.1

PEPSICO DELIVERS OUTSTANDING

START TO 2004 WITH STRONG GROWTH ACROSS PORTFOLIO

Q1 REVENUE UP 11% AND EPS UP 15% TO $0.46

•	Volume up 7% in first quarter

•	Division operating profit up 15.5%

•	Annual dividend to increase by 44%, from $0.64 to $0.92 per share

•	Stepped-up share repurchase on-track

PURCHASE, NY (April 15, 2004) — PepsiCo delivered a strong start to 2004 with another quarter of double-digit earnings growth, as earnings per share for the first quarter of 2004 were up 15% to $0.46, on a fully diluted basis. Top-line momentum continued as revenues grew 11%.

Chairman and Chief Executive Officer Steve Reinemund said, “I am very pleased with our start in 2004. The first quarter was just outstanding, with a second consecutive quarter of double-digit division revenue growth. Across the businesses, we’re producing strong growth.

“This great start positions the company well to deliver another strong year in 2004. In North America, our innovation is delivering on expectations, and increased support behind big core brands like Pepsi and Lay’s is working. This balanced investment between innovative new products and big brands is driving excellent profit growth. In our international businesses, PepsiCo had very strong growth, with revenue up nearly 20%, aided by favorable foreign currency.”

Reinemund continued, “Our outlook for 2004 remains very positive. We are targeting 2004 EPS to be approximately $2.29, and cash from operating activities to be about

$4.9 billion. After net capital expenditures, we expect operating cash flows to be approximately $3.4 billion. Furthermore, as we just recently announced, PepsiCo will step up the cash returned to shareholders through both a dividend increase and a more aggressive share repurchase program.”

NOTE TO INVESTORS

PepsiCo’s financial results include stock option expense. In 2004, the operating divisions are measured based on plans that include stock option expense, and their financial results in this release, for both 2003 and 2004, are reported accordingly. Historical data that assigns stock option expense to the appropriate operating division is available for the years 2001-2003 on the Company’s website at www.pepsico.com, in the “Investors” section under “Press Releases.”

TOTAL PEPSICO RESULTS

(In millions)

	Twelve Weeks
	Q1 2004	Q1 2003	Percent Change
Revenue	$6,131	$5,530	11%
Division Operating Profit	$1,274	$1,102	15.5%
Net Income	$804	$698	15%

Volume was strong during the first quarter, with total servings of products sold worldwide up 7%. Servings of snacks worldwide grew 7% for the quarter, while worldwide servings of beverages grew 8%.

Division revenue for the first quarter rose 11% to over $6.1 billion. The revenue increase reflects the volume growth, positive mix, and net favorable foreign exchange. A net improvement in foreign exchange rates contributed close to three percentage points of growth.

Division operating profit in the first quarter rose nearly 15.5%, to approximately $1.3 billion. Division margins expanded approximately 90 basis points, reflecting leverage from the increased volume and positive mix. Net favorable foreign currency improved profit growth by two percentage points.

Total net income increased 15% for the quarter due to the division operating profit growth, higher bottling equity income, and a lower effective tax rate, partly offset by increased corporate unallocated expenses and lapping a gain on the sale of the Mission pasta business last year.

FRITO-LAY NORTH AMERICA (FLNA)

(In millions)

	Twelve Weeks
	Q1 2004	Q1 2003	Percent Change
Revenue	$2,144	$2,028	6%
Operating Profit	$510	$472	8%

FLNA Q1 2004 Highlights
• Balanced volume growth due to both core products and innovation
• Positive spread between revenue and volume growth
• Productivity program offsetting input inflation
• Margin expansion of over 50 basis points

FLNA is off to a solid start in 2004, with close to 4% volume growth and 6% revenue growth. The solid first-quarter growth in revenue reflects increased volume, positive mix, and modest pricing.

Volume growth in the Salty Snack business during the quarter came primarily from:

•	The sustained growth of Lay’s STAX Potato Crisps, stacked in a portable, resealable, crush-resistant container, that was introduced over Labor Day 2003;
•	High single-digit volume growth in Lay’s Classic Potato Chips, Frito-Lay’s #1 brand, which was re-launched this quarter with an improved product, new packaging, and focused advertising support;
•	The successful introduction of new Doritos Rollitos, which provides all the flavor and fun of Doritos in a convenient new “poppable” form and package type;
•	Ongoing explosive growth of Munchies Snack Mix, that now includes a new “Kids Mix” variety fortified with eight essential vitamins and minerals; and
•	Continued growth of Cheetos, partially offset by declines in Fritos and Rold Gold.

Within the “Add More” Convenience Foods portfolio, the Quaker Chewy bar platform, Frito-Lay nuts, and Obertos meat snacks had robust growth.

Across FLNA’s Salty and “Add More” Convenience Foods businesses, volume for better-for-you products and fun-for-you products grew at approximately the same rate.

Operating profits grew 8% in the first quarter, ahead of revenue, reflecting the volume gains, price realization, and manufacturing productivity that offset ongoing input cost inflation in cooking oil and energy.

Over the balance of the year, FLNA will continue media support for the Lay’s trademark, both Classic Potato Chips and STAX, Doritos Rollitos, and Tostitos. The Power of One promotional calendar is stronger than ever, and the key summer season begins with promotions tied to the movie release Shrek II. New better-for-you products will be introduced, including the new Edge product line with 60% fewer carbohydrates in

Doritos, Tostitos, and Cheetos, and an addition to the Baked! reduced fat product line with Baked! Cheetos.

PEPSICO BEVERAGES NORTH AMERICA (PBNA)

(In millions)

	Twelve Weeks
	Q1 2004	Q1 2003	Percent Change
Revenue	$1,718	$1,545	11%
Operating Profit	$384	$321	20%

PBNA Q1 2004 Highlights
• Strong volume growth, especially in diets and non-carbonated beverages
• Solid volume growth for trademark Pepsi and Dew
• Launch of Tropicana juice drinks through bottling system
• Continued Liquid Refreshment Beverage market share growth • Over 1.5 points of margin expansion

PepsiCo Beverages North America (PBNA) posted another quarter of exceptionally strong performance on the top line and bottom line. Revenue growth of 11% reflects volume growth of 5%, a continued favorable mix shift toward non-carbonated beverages and diet CSDs, a modest benefit from the Canadian dollar, and Mountain Dew LiveWire shipments to support the brand’s re-introduction at the start of the second quarter.

The Division’s non-carbonated beverage portfolio volume surged over 13% in the quarter, led by:

•	The successful launch of Tropicana juice drinks, distributed through the bottling system, which was the primary driver of double-digit trademark Tropicana volume growth;
•	Double-digit growth in Gatorade, driven by off-season distribution gains and innovation, including Gatorade X Factor;
•	Continued double-digit growth in Aquafina; and
•	High double-digit volume gains for Propel Fitness Water, with two new flavors.

Carbonated soft drink (CSD) volume grew 2%, outpacing the industry:

•	Trademark Pepsi grew in the low single digits as Brand Pepsi trends improved, Pepsi Vanilla continued to gain share, and Diet Pepsi led growth across the Diet CSD portfolio;
•	Trademark Dew grew in mid-single digits with strength across both Diet and Regular segments; and
•	Trademark Sierra Mist is now firmly established within the lemon lime segment with a 1.7* share of the total CSD category for U.S. measured channels.

As a result of exceptional volume performance, PBNA grew its leading share of the total liquid refreshment beverage category in U.S. measured* channels, growing share by 0.7 points, to 25.5%.

Operating profit increased 20%, driven by volume, positive product mix, and cost productivity.

Over the balance of the year, growth will be supported by additional innovation and great promotions; for example:

•	Mountain Dew LiveWire, the orange-infused Mountain Dew, is back. It is in stores now and will be included in the “Dew U” summer promotion;

•	Pepsi Edge, a full-flavored cola with 50% less calories and sugar than regular cola, will be launched later this summer. Pepsi Edge delivers great cola taste through a unique blend of Splenda and high fructose corn syrup, and is targeted at the 60 million Americans who consume both regular and diet soft drinks;

•	Throughout the summer, PBNA has additional strong promotions, including Power of One activity with Frito-Lay North America for all the major summer holidays, starting with a tie-in with Shrek II for Memorial Day. “Pepsi Play for a Billion,” the brand’s most successful consumer promotion, will return this summer; and

•	The Tropicana Essentials line was successfully launched in the first quarter. The Essentials line is headlined by Tropicana Light ‘N Healthy, which achieved 80% distribution in the first quarter and contains one-third less sugar and calories than regular Tropicana Pure Premium.

*	IRI for Food/Drug/Mass (ex-Wal-Mart) plus Nielsen for Convenience & Gas

PEPSICO INTERNATIONAL (PI)

(In millions)

	Twelve Weeks
	Q1 2004	Q1 2003	Percent Change
Revenue	$1,891	$1,584	19%
Operating Profit	$257	$191	34%

PI Q1 2004 Highlights
• Excellent, balanced volume growth across all regions and businesses
• New integrated organization in place
• Over 1.5 points of margin expansion
• Favorable foreign exchange versus year ago

PepsiCo International continued strong volume, revenue and operating profit growth in the first quarter. The volume growth was across all regions, as detailed below:

PepsiCo International

Volume Growth By Region

	Q1 2004
	Snacks	Beverages
Latin America	8%	11%
Europe, Middle East & Africa	10%	15%
Asia Pacific	26%	14%

Total	10%	13%

The key drivers of this strong volume growth in the first quarter include:

•	International Snack kilo volume up 10%: Latin America growth was fueled by double-digit growth in Mexico at Sabritas and in Brazil. Double-digit growth in Turkey and mid-single digit growth at Walkers in the UK led growth in the Europe, Middle East & Africa region. Asia Pacific growth was led by explosive growth in India, and strong results across all markets.

•	International Beverage volume up 13%, reflecting growth in all of our major regions and markets, led by China, U.K., Saudi Arabia, Mexico, Brazil and Venezuela. New consumer-friendly packaging, flavor innovation, strong promotions leveraging the music and soccer platforms, and stepped up bottler/front-line capability and execution were all drivers of this growth.

PI revenue grew 19% in the first quarter, primarily driven by organic volume growth. Favorable foreign exchange accounted for over seven points of growth, driven largely by the appreciation of the Euro and the British pound, partially offset by the slightly unfavorable Mexican peso.

PI operating profit grew 34% in the first quarter, primarily driven by volume and favorable mix, and modest G&A cost leverage. Selling and distribution expense increased in line with volume. Net favorable foreign exchange rates contributed close to nine points of profit growth.

QUAKER FOODS NORTH AMERICA (QFNA)

(In millions)

	Twelve Weeks
	Q1 2004	Q1 2003	Percent Change
Revenue	$378	$371	2%
Operating Profit	$123	$118	4%

Quaker Foods North America delivered 2% volume growth in the first quarter. The volume growth was driven by oatmeal in both the U.S. and Canada. These volume gains were partially offset by Rice-A-Roni declines.

Net revenue grew in line with volume, and operating profit improved 4% due to leverage versus previous year.

CORPORATE

Corporate Unallocated Expense.    Corporate unallocated expenses increased by $56 million in the first quarter. The major drivers of this increase were higher employee-related costs, largely pension expenses; an increased profit elimination for inventory held by equity bottlers; costs associated with our business process transformation initiative; and a contribution to the Foundation.

Equity Income.    Bottling equity income of $39 million more than doubled in the quarter, driven by strong performance by Pepsi Bottling Group and by lapping the negative impact of the national strike in Venezuela last year.

Interest Expense.    Interest expense decreased $2 million in the first quarter, as a result of lower debt levels.

Interest Income.    Interest income increased $3 million, due to higher levels of cash.

Tax Rate.    PepsiCo’s effective tax rate of 29.5% is 1.5 points lower than prior year, primarily reflecting increased benefits from our concentrate operations and changes arising from our recent agreement with the IRS.

Merger expense & Mission Pasta gain.    Quaker merger costs are no longer reported separately, as the costs associated with the merger have been incurred. In the first quarter of 2003, $11 million ($10 million after-tax) of Quaker merger costs were incurred. Also in the first quarter of 2003, the Company realized a one-time gain of $25 million ($16 million after-tax, or $0.01 per share) on the sale of Quaker’s Mission pasta business.

Cash Flow.    The first quarter cash flow from operating activities was $712 million compared to $422 million in the first quarter of 2003. Cash flow less net capital spending was $537 million in the first quarter of 2004, compared to $122 million in the first quarter of 2003. The year over year increase in cash flows reflects strong business results and the timing of the capital spending.

Shares Outstanding.    The weighted average diluted number of shares outstanding during the first quarter increased slightly compared to prior year, to 1,736 million shares. This increase was driven by the impact of an increasing stock price on employee stock options, offset by share repurchases.

On March 29, the Company announced that PepsiCo’s Board of Directors authorized the repurchase of up to $7 billion of PepsiCo common stock over the next three years, once the current repurchase authorization is complete. The current $5 billion program began in August 2002 and only $860 million of the authorization was left at the start of

2004. Year-to-date through April 9, 2004, over $800 million had been used to repurchase over 16 million shares. For the full year, PepsiCo expects to spend at least $2.5 billion in the stock repurchase program.

Miscellaneous

Conference Call.    At 11 a.m. (Eastern Time) today, management will host a conference call with investors to discuss first-quarter 2004 results and the outlook for balance of year. For details, visit our site on the Internet at www.pepsico.com.

Reconciliation.    In discussing these financial results, management may refer to certain non-GAAP measures. A reconciliation of any such non-GAAP measures to PepsiCo’s reported financials is attached.

PepsiCo

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $27 billion. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generate $1 billion or more in annual retail sales.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts)

	12 Weeks Ended
	3/20/04	3/22/03
	(unaudited)

Net Revenue	$6,131	$5,530

Cost and Expenses
Cost of sales	2,811	2,534
Selling, general and administrative expenses	2,161	1,929
Amortization of intangible assets	32	30
Merger-related costs	—	11

Operating Profit	1,127	1,026

Bottling Equity Income	39	15
Interest Expense	(35)	(37)
Interest Income	10	7

Income before Income Taxes	1,141	1,011

Provision for Income Taxes	337	313

Net Income	$804	$698

Diluted
Net Income Per Common Share	$0.46	$0.40
Average Shares Outstanding	1,736	1,730

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions)

	12 Weeks Ended
	3/20/04	3/22/03
	(unaudited)
Net Revenue
Frito-Lay North America	$2,144	$2,028
PepsiCo Beverages North America	1,718	1,545
PepsiCo International	1,891	1,584
Quaker Foods North America	378	371

Division Net Revenue	6,131	5,528
Divested Businesses	—	2

Total Net Revenue	$6,131	$5,530

Operating Profit
Frito-Lay North America	$510	$472
PepsiCo Beverages North America	384	321
PepsiCo International	257	191
Quaker Foods North America	123	118

Division Operating Profit	1,274	1,102
Corporate unallocated	(147)	(91)
Merger-related costs	—	(11)
Divested businesses	—	26

Total Operating Profit	$1,127	$1,026

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions)

	12 Weeks Ended
	3/20/04	3/22/03
	(unaudited)
Operating Activities
Net income	$804	$698
Adjustments
Depreciation and amortization	275	256
Stock-based compensation expense	91	110
Merger-related costs	—	11
Cash payments for merger-related costs and restructuring charges	(26)	(48)
Bottling equity income, net of dividends	(36)	(14)
Deferred income taxes	(34)	(31)
Net change in operating working capital	(526)	(530)
Other, net	164	(30)

Net Cash Provided by Operating Activities	712	422

Investing Activities
Capital spending	(182)	(305)
Sales of property, plant & equipment	7	5
Acquisitions and investments in noncontrolled affiliates	(11)	(10)
Divestitures	—	46
Short-term investments	52	(83)

Net Cash Used for Investing Activities	(134)	(347)

Financing Activities
Proceeds from issuances of long-term debt	—	20
Payments of long-term debt	(80)	(349)
Short-term borrowings	(116)	17
Cash dividends paid	(274)	(260)
Share repurchases – common	(574)	(295)
Share repurchases – preferred	(10)	(3)
Proceeds from exercises of stock options	431	74

Net Cash Used for Financing Activities	(623)	(796)
Effect of Exchange Rate Changes	(2)	9

Net Decrease in Cash and Cash Equivalents	(47)	(712)
Cash and Cash Equivalents – Beginning of year	820	1,638

Cash and Cash Equivalents – End of quarter	$773	$926

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	3/20/04	12/27/03
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$773	$820
Short-term investments, at cost	1,131	1,181

	1,904	2,001
Accounts and notes receivable, net	3,059	2,830
Inventories
Raw material	621	618
Work-in-process	213	160
Finished goods	655	634

	1,489	1,412
Prepaid expenses and other current assets	700	687

Total Current Assets	7,152	6,930
Property, plant and equipment, net	7,789	7,828
Amortizable intangible assets, net	685	718
Goodwill	3,823	3,796
Other nonamortizable intangibles	893	869

	4,716	4,665
Investments in noncontrolled affiliates	2,966	2,920
Other assets	2,195	2,266

Total Assets	$25,503	$25,327

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings	$460	$591
Accounts payable and other current liabilities	4,859	5,213
Income taxes payable	639	611

Total Current Liabilities	5,958	6,415
Long-term debt	1,648	1,702
Other liabilities	4,185	4,075
Deferred income taxes	1,226	1,261
Preferred stock, no par value	41	41
Repurchased preferred stock	(73)	(63)
Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	503	548
Retained earnings	16,491	15,961
Accumulated other comprehensive loss	(1,206)	(1,267)

	15,818	15,272
Less: Repurchased shares	(3,300)	(3,376)

Total Common Shareholders’ Equity	12,518	11,896

Total Liabilities and Shareholders’ Equity	$25,503	$25,327

Reconciliation of GAAP and Non-GAAP Information

Management operating cash flow is the primary measure management uses to monitor cash flow performance. It is not a measure calculated under generally accepted accounting principles (GAAP) in the United States. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities. The table below reconciles net cash provided by operating activities as reflected in our Condensed Consolidated Statement of Cash Flows to our management operating cash flow.

	Quarter Ended		Full Year Outlook
	3/20/04	3/22/03	2004
Net Cash Provided by Operating Activities	$712	$422	$4,917
Capital spending	(182)	(305)	(1,537)
Sales of property, plant and equipment	7	5	20

Management Operating Cash Flow	$537	$122	$3,400

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